Exhibit 10.2

PDL BioPharma, Inc. 1400 Seaport Blvd. Redwood City, CA 94063

May 2, 2008

Mark McCamish

                Re: Retention Bonuses and Severance Benefits

Dear Mark:

We view your contributions as an officer of PDL BioPharma, Inc. (“PDL”) as important to our efforts to transition to a streamlined biotech company and our long-term success.  Acknowledging this, the Compensation Committee of the Board of Directors of PDL recently approved retention bonuses and certain severance benefits for you.

Retention Bonuses

Subject to your continued employment in good standing with PDL through the applicable bonus dates (each, a “Bonus Date”) and the terms and conditions of this letter agreement (this “Letter Agreement”), you will earn, and PDL will pay you, the “Retention Bonuses” set forth below:

•                  September 30, 2008 - $69,000.00

•                  June 30, 2009 - $69,000.00

•                  December 31, 2009 - $92,000.00

Subject to the terms and conditions of this Letter Agreement, each Retention Bonus would be paid with the next regular paycheck following the applicable Bonus Date.

Notwithstanding the foregoing or anything else in this Letter Agreement, if prior to a Bonus Date PDL terminates your employment without “Cause” (as that term is defined in PDL’s 2005 Equity Incentive Plan (the “2005 Plan”)), then on the date of such employment termination you would, subject to the last sentence in this paragraph, earn a prorated amount of the portion of the next Retention Bonus that you otherwise would have earned.  If such employment termination occurs before September 30, 2008, the foregoing proration would be based on the number of months between March 4, 2008 and such termination date, rounded up to the nearest whole month.  Otherwise, such proration would be based on the number of months between the last Bonus Date and the date of such termination, rounded up to the nearest whole month.  Any portion of your Retention Bonuses that would be payable pursuant to this paragraph would be earned provided that you sign, and do not revoke, PDL’s form of release agreement (“Release Agreement”), and we would pay such portion of your Retention Bonus promptly after the effective date of your Release Agreement and in any event, provided that your Release Agreement has become effective, within 60 days after your termination date.

Notwithstanding the terms of PDL’s Executive Retention and Severance Plan (the “ERSP”) or the preceding paragraph, should your employment be terminated without Cause following a “Change in Control” (as that term is defined in and determined under PDL’s 2005 Equity Incentive Plan) and prior to December 31, 2009 and provided you sign, and do not revoke, the Release Agreement, we would pay you the full amount of your Retention Bonuses that you have not yet earned promptly after the effective date of your Release Agreement and, in any event, provided that your Release Agreement has become effective, within 60 days of the date of your employment termination.

Notwithstanding the foregoing or anything else in this Letter Agreement, you agree that you will not earn any portion of your Retention Bonuses pursuant to either of the two preceding paragraphs and this Letter Agreement will immediately terminate if PDL terminates your employment in connection with the transfer of PDL’s biotechnology-related assets to a wholly owned subsidiary of PDL (“NewBio”), provided, that NewBio offers you a comparable employment position and agrees to provide you a retention bonus (or retention bonuses if such employment termination occurs before June 30, 2009) on terms and conditions consistent with this Letter Agreement.

If PDL terminates your employment for Cause or you voluntarily terminate your employment, then you would not receive any portion of your Retention Bonuses that you have not earned.

You agree that, subject to the terms of the ERSP, none of your Retention Bonuses would be “grossed up” and will be subject to all applicable payroll withholdings and deductions.

Severance Benefit Prior to a Change in Control

Subject to the last paragraph under this heading, if prior to a Change in Control (i) we terminate your employment without Cause; (ii) you remain in good standing through your employment termination date; and (iii) you sign and deliver to PDL the Release Agreement within 21 days of your receipt of the Release Agreement and you do not revoke the Release Agreement, you would be eligible for the following severance package:

•                  Severance pay (payable in a lump sum and subject to tax withholding) equal to (A) one year of your annual base salary plus (B) 100% of your target annual bonus (subject to tax withholding and without giving effect to any company performance or other multiplier);

•                  12 months company-paid COBRA benefits (provided you timely elect COBRA coverage);

•                  Six months of outplacement services; and

•                  Acceleration of the vesting of 50% of the total number of shares originally subject to each of your stock options (i.e., two years of vesting).

The foregoing severance payment would be paid in a lump sum within 30 days following the date of your employment termination, provided that your Release Agreement has become effective in accordance with its terms prior to such 30th day. The option acceleration set forth above would be effective on the date your Release Agreement has become effective.

For clarity, the foregoing severance benefits and option acceleration are intended to apply to your separation from service with PDL under circumstances in which the benefits under the ERSP would not be available to you, and in all cases, you are entitled only to either the severance and option acceleration benefits described above, or, if applicable, those under the ERSP.

Notwithstanding the foregoing or anything else in this Letter Agreement, you agree that you will not earn any severance benefits and option acceleration under this Letter Agreement and this Letter Agreement will immediately terminate if PDL terminates your employment in connection with the transfer of PDL’s biotechnology-related assets to NewBio, provided, that NewBio offers you a comparable employment position and agrees to provide you severance benefits and option acceleration on terms and conditions consistent with this Letter Agreement.

Additional Provisions

Notwithstanding anything contained in this Letter Agreement to the contrary, no amount payable pursuant to this Letter Agreement on account of your termination of employment which constitutes a “deferral of compensation” within the meaning of the Treasury Regulations issued pursuant to Section 409A of the Internal Revenue Code (the “Section 409A Regulations”) will be paid unless and until you have incurred a “separation from service” within the meaning of the Section 409A Regulations.  Furthermore, if you are a “specified employee” within the meaning of the Section 409A Regulations as of the date of your separation from service, no amount that constitutes a deferral of compensation which is payable on account of your separation from service will paid to you before the date (the “Delayed Payment Date”) which is first day of the seventh month after the date of your separation from service or, if earlier, the date of your death following such separation from service.  All such amounts that would, but for this paragraph, become payable prior to the Delayed Payment Date will be accumulated and paid on the Delayed Payment Date.

PDL intends that income provided to you pursuant to this Letter Agreement will not be subject to taxation under Section 409A of the Internal Revenue Code.  The provisions of this Letter Agreement shall be interpreted and construed in favor of satisfying any applicable requirements of Section 409A.  However, PDL does not guarantee any particular tax effect for income provided to you pursuant to this letter.  In any event, except for PDL’s responsibility to withhold applicable income and employment taxes from compensation paid or provided to you, PDL will not be responsible for the payment of any applicable taxes incurred by you on compensation paid or provided to you pursuant to this Letter Agreement.

Except as otherwise provided in this Letter Agreement, all of the other terms and conditions of your employment relationship with PDL will continue to apply.  This Letter Agreement is not intended change the “at will” nature of your employment with PDL.  You would continue to be free to resign at any time, just as PDL would be free to terminate your employment at any time, with or without cause.

The terms of this Letter Agreement, when accepted by you, supersede, with the exception of the ERSP, all prior arrangements, whether written or oral, and understandings regarding the subject matter of this Letter Agreement and, except as provided in the ERSP, shall be the exclusive agreement for the determination of any payments and benefits you are due upon the events described in this letter agreement.

On behalf of the Compensation Committee and the Board of Directors I would like to thank you for your many contributions and for your continued support and dedication to PDL.

To indicate your acceptance of the terms of this Letter Agreement, please sign and date this Letter Agreement in the space provided below and return it to Gwen Carscadden, Director of Human Resources by May 16, 2008.

Sincerely,

L. Patrick Gage, Ph.D.

Interim Chief Executive Officer

AGREED AND ACKNOWLEDGED:

/s/ Mark McCamish
Mark McCamish
Senior Vice President and Chief Medical Officer

May 14, 2008
Date